Exhibit 99.1

Media Contact:

Nick Sweers, 913-794-3460

nicholas.sweers@sprint.com

Investor Relations Contact:

Kurt Fawkes, 913-794-1140

kurt.e.fawkes@sprint.com

SPRINT NEXTEL SAYS IT INTENDS TO PURSUE APPRAISAL PROCESS

WITH NEXTEL PARTNERS

RESTON, Va. — Aug. 17, 2005 — Sprint Nextel Corporation (NYSE: S) announced today that it intends to pursue the appraisal process under the so-called “put” provisions of Nextel Partners’ certificate of incorporation rather than pursuing a negotiated acquisition. Sprint Nextel added that it is filing a statement with the SEC outlining its views on what it sees as valuation and other issues arising under the complex and unusual put provisions.

Nextel Partners has said that a special committee of its board recommended that Partners’ shareholders initiate the process spelled out in Partners’ charter to put their shares to Sprint Nextel as a result of the Sprint Nextel merger that closed on Aug. 12. If the Nextel Partners shareholders initiate the put process, Nextel Partners’ charter calls for each of Sprint Nextel and Nextel Partners to appoint an appraiser to determine the “fair market value” of Nextel Partners’ stock, with a third appraiser to resolve the matter in the event that the first two appraisers’ valuations are more than 10 percent apart. Sprint Nextel said that it believed that, once initiated, the appraisal process would take at least four months to complete, and possibly substantially longer given the uncertainties under the charter and the possibility of challenge.

Sprint Nextel added that there necessarily can be no assurance as to the outcome, timing or terms of the Nextel Partners’ put process or any possible transaction, and reserved the right to take any action in the future that it determines to be in its best interests.

Cautionary Note

Certain of the statements in this document are forward-looking information within the meaning of the federal securities laws. These statements are based on various assumptions as to future events as to which there necessarily can be no assurance. There could be differences between these assumptions and actual future circumstances or events, including as a result of the put process and those differences could be material.

In addition, this presentation includes various statements of our opinions, indicated by phrases such as “we believe” and “we intend” and the like, including with regards to the Partners put process, including our interpretation of various terms in Partners’ certificate of incorporation and other documents governing it.

While we base these statements of opinion on facts or assumptions we believe to be reliable, statements of opinion are only that and readers must recognize that others, including Partners, have opposing opinions. In addition, all statements of opinion are made as of the date of this presentation and could change based on future developments or the discovery of or reassessment of existing facts, presently known or unknown to us. This document speaks only as of its date, and we disclaim any duty to update the information herein.

Additional Information and Where to Find It

We may file a registration statement with the SEC in order to issue shares as consideration for the exercise of the Partners’ put right. SHAREHOLDERS ARE ENCOURAGED TO READ THAT REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROSPECTUS THAT WOULD BE A PART OF THE REGISTRATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PURCHASE OF PARTNERS’ CLASS A COMMON STOCK PURSUANT TO PARTNERS’ PUT RIGHT. When such documents are filed with the SEC, investors and security holders will be able to obtain them when they become available free of charge at the SEC’s web site, www.sec.gov, or from Sprint Nextel Investor Relations at Sprint Nextel Corporation, 2001 Edmund Halley Drive, Reston, Virginia 20191, 703.433.4300.

Participants in Solicitation

We and our directors and executive officers and other members of our management and employees may be deemed to be participants in the solicitation of proxies from Partners’ shareholders. Information concerning our directors and executive officers is included in the definitive joint proxy statement/prospectus contained in Sprint’s Registration Statement on Form S-4 (Reg. No. 333-123333) filed with the SEC on June 10, 2005. Additional information regarding the interests of our participants in the solicitation of proxies in respect of the put right, if any, will be included in the registration statement to be filed with the SEC.

About Sprint Nextel

Sprint Nextel offers a comprehensive range of wireless and wireline communications services to consumer, business and government customers. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two robust wireless networks offering industry leading mobile data services; instant national and international push-to-talk capabilities; and an award-winning and global Tier 1 Internet backbone. For more information, visit www.sprint.com.

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